Exhibit 99.1
For more information contact:
Bruce A. Kay
804-747-0136

FOR IMMEDIATE RELEASE

THOMAS GAYNER AND RICHARD WHITT JOIN MARKEL'S BOARD OF DIRECTORS; MICHAEL CROWLEY APPOINTED VICE CHAIRMAN

Richmond, VA, August 31, 2016 —

Markel Corporation (NYSE:MKL) announced today that Thomas S. Gayner and Richard R. Whitt, III, Co-Chief Executive Officers of the corporation, were elected to the Board of Directors effective August 30, 2016. Alan I. Kirshner, Chairman of the Board, commented, “The Board welcomes Tom and Richie to the Board of Directors. The corporation will benefit greatly from their participation on the Board as members bringing with them a wealth of knowledge and experience as well as strategic insight and foresight into opportunities that lie ahead.”

In addition, on August 30, 2016, the Board appointed F. Michael Crowley, President of the corporation, to Vice Chairman. Mr. Kirshner remarked, “This title honors the significant contributions Mike has made to Markel’s success and recognizes the key role he will continue to play in managing the organization along with Tom and Richie.”

About Markel Corporation
Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company's principal business markets and underwrites specialty insurance products. In each of the Company's businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markelcorp.com.

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